Exhibit 10.5

Dated the                 day of                             2024

CHIEFAST INVESTMENT LIMITED

and

EAST HARMONY LIMITED

LEASE/TENANCY AGREEMENT

ALL THAT Premises A of 10th Floor, One Pacific Centre, No. 414 Kwun Tong Road, Kowloon, Hong Kong erected and standing on The Remaining Portion of Kun Tong Inland Lot No.20.

JOSEPH C.T. LEE & CO.
SOLICITORS,
10th FLOOR, EURO TRADE CENTRE,
21-23 DES VOEUX ROAD,
CENTRAL, HONG KONG.

 Ref. No. : JLl77063Ach

INDEX	Page

Parties	2

Section I
The Premises and the Term	2

Section II
Rent and Other Charges	3

Section III
Landlord’s Fixtures and Fittings	5

Section IV
Tenant’s Obligations	5

Section V
Landlord’s Obligations	20

Section VI
Exclusions	21

Section VII
Abatement of Rent	22

Section VIII
Default	23

Section IX
Deposit	25

Section X
Interpretation and Miscellaneous	26

’

AN AGREEMENT made the             day of                                       Two Thousand and Twenty-Four

BETWEEN:

(1)	CHIEFAST INVESTMENT LIMITED whose registered office is situate at 26th Floor, CTF Life Tower, 18 Sheung Yuet Road, Kowloon Buy, Kowloon, Hong Kong (hereinafter called the “Landlord”) of the one part; and	PARTIES

(2)	the Tenant whose name address or registered office and description are set out in the First Schedule hereto (hereinafter called the “Tenant”) of the other part.

WHEREBY IT IS AGREED as follows :-

SECTION I

THE PREMISES AND THE TERM

The Landlord shall let and the Tenant shall take all that the premises more particularly described in the Second Schedule hereto and for the purpose of identification only shown on the plan annexed hereto and thereon coloured pink (hereinafter called the “Premises”) Together with the use in common with the Landlord and all others having the like right of the common entrances, escalators, lifts, staircases, landings, passages, corridors, lavatories, air-conditioning and heating services (if any and whenever the same shall be operating) in One Pacific Centre, No. 414 Kwun Tong Road (hereinafter called the “Building”) so far as the same are necessary for the proper use and enjoyment of the Premises and except in so far as the Landlord and/or the Manager of the Building (hereinafter called the “Manager” which expression shall, where the context permits, include the agents and/or authorized representatives of the Manager) appointed by the Landlord may from time to time restrict such use, for the Term set out in the Third Schedule and at the Rent(s) more particularly described hereunder.	PREMISES AND TERM

SECTION II

RENT AND OTHER CHARGES

The Tenant hereby agrees with the Landlord as follows:

(1)	To pay the Rent specified in the second column of Part I of the Fourth Schedule hereto for the period specified in the corresponding entry in the first column of Part I of the Fourth Schedule hereto. The Rent(s) payable hereunder is (are) exclusive of Management Fee, Government Rates and Government Rent and any other outgoings and shall be paid in advance clear of all deductions and set-off whatsoever on the 1st day of each calendar month, the first of such payments to be paid on the signing of this Agreement. When the Term of tenancy does not commence on the 1st day of the month, the Landlord may at any time during the Term require the Tenant to pay the Rent for a particular month on a pro-rata basis, namely, from the commencement day to the end of the month, and thereafter the Tenant shall pay the Rent for each calendar month (including the last month of the Term also on a pro-rata basis) on the 1st day of each such calendar month.	PAYMENT OF RENTAL

(2)	(i)	To pay to the Landlord by way of further or additional payments for the provision by the Landlord of the management and maintenance of the Building and the supply of air-conditioning the sums specified in Part II of the Fourth Schedule hereto (as may be reasonably varied once during each lease year) (hereinafter collectively called “the Management Fee”).	MANAGEMENT FEE

(ii)	The Management Fee is to be paid monthly in advance throughout the Term and on the days and in the manner as the payment of Rent hereinbefore mentioned and are subject to increases by the Landlord as provided herein Provided that the Management Fee payable by the Tenant are not higher than those payable by any other tenant of the Building with similar air-conditioning supply hours on a per sq. ft. basis and the Landlord shall exercise such right to increase the Management Fee not more than once during the each lease year.

(iii)	Without limiting any of the foregoing provisions, it is expressly agreed that the Landlord may at any time reasonably vary the percentage of the Tenant’s liability in respect of the Management Fee.

(3)	(i)	The parties hereto agree that the Management Fee shall be subject to reasonable increase at any time during the continuance of the Term hereby created upon the Landlord by giving to the Tenant one (1) calendar month’s notice in writing of such increase and of the consequent revision to the costs and expenses referred to in Part III of the Fourth Schedule. Upon the expiration of the said period of one (1) month, the Management Fee shall be reasonably increased by the amount specified in the Landlord’s notice. The notice setting out the Landlord’s reasonable assessment of the appropriate increase shall be conclusive Provided that any such notice shall not be served more than once during the each lease year.	INCREASE IN MANAGEMENT FEE

(ii)	Notwithstanding the provision in Clause (3)(i) of this Section, the Landlord may at any time reasonably determine and/or reasonably revise the basis for the assessment of the Management Fee or the percentage of Management Fee of which the Tenant is liable.

(4)	(i)	To pay and discharge all Government Rates, Government Rent and outgoings of an annual or recurring nature only by the Government of Hong Kong Special Administrative Region or other lawful authority upon the Premises (Property Tax and outgoings of a capital nature only excepted).	RATES

(ii)	In the event that an assessment for rates in respect of the Premises shall be raised upon the Landlord direct the Landlord shall during the month immediately preceding any quarter in respect of which such rates may fall due be at liberty to debit the Tenant with the amount thereof and the same shall forthwith be paid by the Tenant to the Landlord whereupon the Landlord shall account for the same to the Government of Hong Kong Special Administrative Region.

(iii)	In the event that no valuation of the Premises or no separate assessment in respect of the Premises shall have been made in accordance with the Rating Ordinance (Cap. 116) or any statutory amendment or modification thereof for the time being in force the Landlord shall be at liberty to make an interim valuation or apportionment thereof and to debit the Tenant with the amount which would be payable upon such interim valuation or apportionment and the same shall forthwith be paid by the Tenant to the Landlord and any over-payment or under-payment by the Tenant on such interim valuation or apportionment shall be adjusted when a valuation or separate assessment under the Rating Ordinance shall have been made by the relevant authority.

(iv)	The Landlord shall be entitled to treat non-payment of any amount debited to the Tenant in accordance with the foregoing provisions of this Clause or any part thereof in all respects as non-payment of Rent under this Agreement.

(5)	To pay and discharge all charges for water and electricity (if any) consumed in the Premises (including electricity consumed by the air-conditioning system of the Premises), all other outgoings in respect of the Premises and meter rents and all necessary deposits for such supply.	UTILITY CHARGES

(6)	To pay on demand to the Landlord the cost incurred by the Landlord in cleansing and clearing any drains choked or stopped up owing to careless use by the Tenant or its employees customers invitees or licensees.	COST OF CLEARING DRAINS

(7)	Without prejudice to clause (1) of Section VIII, if the Tenant defaults in payment of the Rent and other charges or fails to comply with any provision of this Agreement, the Landlord shall have the right without prejudice to any other right or remedy hereunder to charge interest at the rate of 7% per annum calculated daily from the due date of payment as liquidated damages and not as penalty in respect of any payments due and payable to the Landlord hereunder and such interest shall be payable from the date upon which such payment falls due.	DEFAULT INTEREST

SECTION III

LANDLORD’S FIXTURES AND FITTINGS

The Landlord shall provide such fixtures and fittings (being and forming part of the Landlord’s fixtures and fittings) for the Premises as are described in the Fifth Schedule hereto. The Tenant shall keep and maintain the same in good and tenantable condition throughout the Term hereby granted and shall not be entitled to demand the provision of any other fixtures and fittings from the Landlord.

SECTION IV

TENANT’S OBLIGATIONS

The Tenant hereby agrees with the Landlord as follows:

(1)	Subject to the House Rules and Fitting Out Guide (hereinafter called “the House Rules”) of the Building, the Tenant shall have the right to undertake internal alterations, to fit out the interior of the Premises at the Tenant’s expense in a style and manner appropriate to a high class office and commercial building. Without affecting the liability of the Tenant to keep and maintain the Premises including the furnishings fixtures and fittings therein and all additions thereto in good tenantable repair and condition (fair wear and tear structural and latent defects or damages excepted), it is hereby agreed that should the Tenant wish to decorate refurnish or renovate the Premises, the Tenant shall observe and comply with the following procedures and stipulations, namely:-	OBSERVE FITTING OUT PROCEDURE

(i)	The Tenant shall at its own cost prepare and submit to the Landlord for prior approval 5 sets of suitable drawings and specifications of the work proposed to be carried out by the Tenant (hereinafter called the “Tenant’s work”) together with schematic sketches illustrating the design and layout proposal of such proposed work (hereinafter collectively called the “Tenant’s plans”) (such approval not to be unreasonably withheld or delayed) and shall re-submit to the Landlord for further prior approval such amendments to the Tenant’s plans as may be desired by the Tenant (such approval not to be unreasonably withheld or delayed) or required by the relevant Government Authorities.

(ii)	The Tenant’s plans shall, without limitation :

(a)	include detailed drawings, plans and specifications of any changes in the air-conditioning and electrical and fire services installations and plumbing and drainage system;

(b)	include details of all lighting fixtures;

(c)	show in complete detail the sign facia and facade of the Premises and its decorative, architectural, mechanical and electrical components;

(d)	show the position of any heavy equipment e.g. strong room;

(e)	show any other relevant information the Landlord may consider necessary;

(f)	comply with all relevant ordinances, regulations and by-laws.

(iii)	The Tenant shall bear the absolute cost of the Landlord in engaging architect or consultant (if necessary) and the Landlord’s administrative fee in considering the Tenant’s plans and any amendments thereto for such proposed work in the Premises and approval of the Landlord (such approval shall not be unreasonably withheld or delayed) may be given subject to such conditions as the Landlord may reasonably impose.

(iv)	The Tenant shall have the sole responsibility of complying with all applicable ordinances regulations and by-laws for all work performed by or on behalf of the Tenant on the Premises and shall apply for the requisite consent or approval from the relevant Government departments for the Tenant’s work (if any). The Landlord’s approval of plans, specifications, calculations of the Tenant’s work or the inspection of the completed Tenant’s work as hereinafter provided shall not constitute any implication, representation or certification by the Landlord that such work is in compliance with the said ordinances, regulations and by-laws. In instances where several sets of requirements must be met, the standard set by the Landlord shall apply.

(v)	In carrying out any of the Tenant’s work to the electrical installations and/or wiring, plumbing and drainage, air-conditioning, sprinkler, security, building automation, fire detection/alarm system or fire services installation within the Premises the Tenant shall at its own costs and expenses, employee or engage a contractor/consultant nominated or approved by the Landlord in writing (such approval not to be unreasonably withheld or delayed). Only the Landlord’s nominated or approved contractor shall be employed to carry out any alteration and addition to the Building’s mechanical and electrical system.

(vi)	The Landlord shall not be responsible or held liable for any loss or damage suffered by the Tenant in respect of any of the Tenant’s work in the Premises carried out by or the non-execution or delay in carrying out the same by the Landlord’s nominated or approved contractor.

(vii)	The Tenant shall not commence any decoration works within the Premises unless and until all required decoration plans have been approved in writing by the Landlord and/or the Building Manager Provided That the Landlord and/or the Building Manager shall be obliged to approve or disapprove such plans within ten (10) calendar days upon receipt of the same from the Tenant (such approval not to be unreasonably withheld or delayed).

(viii)	The Tenant shall submit to the Landlord by hand or via registered mail at least seven (7) days prior to the commencement of the Tenant’s work, the following information and items:

(a)	subject to the provision of Clause (v) above, the name and address of the Landlord’s nominated or approved contractor the Tenant intends to engage for the Tenant’s work;

(b)	the proposed commencement date of the Tenant’s work, the programme of work showing its duration and work progress and the estimated date of completion;

(c)

certificates of insurance as called for herein.

The Tenant shall not permit its contractor(s) to commence any work until all insurance required by the Landlord has been obtained and the relevant insurance policies or certificates issued by such insurance companies as may be approved by the Landlord (such approval shall not be unreasonably withheld or delayed) have been shown to the Landlord.

(ix)	The Tenant shall be responsible for all reasonable costs and expenses incurred by the Landlord in approving the Tenant’s plans and any amendments thereto, supervising the Tenant’s work and any alteration addition and/or modification of whatsoever nature which in anywise affects the Building and is required or necessitated as a result of the Tenant’s approved plans hereunder including architects’ and consultants’ fees and shall pay the same to the Landlord upon demand. Without limiting the foregoing, the Tenant further undertakes to pay to the Landlord such an amount as may be reasonably determined by the Landlord in its absolute discretion as the vetting fee (as stated in the Landlord’s House Rules) for approval of the Tenant’s plans and any amendment thereto.

(x)	The Tenant will not cause or permit to be made any variation to the approved Tenant’s plans and specifications and any approved amendments thereto and upon completion of the Tenant’s work, the Tenant shall notify the Landlord in writing immediately. The Landlord may inspect the Premises against the approved Tenant’s plans to check that there is no variation to the approved plans and specifications or the approved amendments thereto.

(xi)	The Tenant shall within five (5) days at the request of the Landlord demolish and remove any alteration or addition made in breach of this Agreement and restore the Premises to their previous condition at the Tenant’s expense to the reasonable satisfaction of the Landlord.

(xii)	(a)	the Tenant shall be responsible for the daily removal of garbage, refuse and construction and decoration waste from the Premises to such location and at such time as shall be specified by the Landlord from time to time;

(b)	in the event of non-compliance of this provision, the Landlord shall notify the Tenant to carry out the work as aforesaid, failing which, the Landlord may remove such material at the cost of the Tenant who shall forthwith reimburse all reasonable costs and expenses incurred by the Landlord;

(c)	to secure the due observance by the Tenant of the terms and conditions contained in this Section, the Tenant shall pay to the Landlord such an amount as may be reasonably required by the Landlord as a fitting-out deposit which shall be refunded to the Tenant without interest within 30 days of completion of the Tenant’s work and on condition that there shall be no breach of any of the terms or conditions contained in this Section and upon the production by the Tenant of a certificate issued by the Landlord’s nominated consultant and/or contractor or the Tenant’s consultant and/or contractor if such is permitted and has been previously approved by the Landlord, certifying that the Tenant’s work has been satisfactorily completed in accordance with the approved plans or any approved amendment thereto and are in good working order. For the avoidance of doubt, the Tenant hereby acknowledges that the acceptance of such certificate by the Landlord shall not constitute any implication, representation or acceptance by the Landlord that such work is in compliance with the relevant ordinances, regulations and by-laws in force in Hong Kong SAR or the terms of the Conditions of Grant governing the land or the provisions in the Deed of Mutual Covenant of the Building (if any) which may be entered into by the Landlord with any party at any time (hereinafter called “the Deed of Mutual Covenant”) in respect of the Building. In the event of any such breach by the Tenant, the Landlord shall be entitled to make reasonable deductions from the said deposit but without prejudice to the landlord’s right to claim for damages suffered in excess of the said deposit and also without prejudice to the Landlord’s rights under any agreements stipulations or conditions contained in this Agreement.

(2)

To keep all the interior of the Premises including (but not limited to) the flooring and interior plastering or other finishes or rendering to walls, floors and ceilings, and the Landlord’s fixtures and fittings therein including (but not limited to) all doors, windows, fire services equipment, electrical installations and wiring, air-conditioning fan-coil unit and condenser unit and ducting and the main switch box in good, clean and tenantable repair and condition and properly preserved and painted as may be appropriate or whenever required by the relevant Government Authority and so maintain the same at the expense of the Tenant (fair and tear excepted).

MAINTAIN REPAIR

(3)	To repair or replace any electrical installation or wiring in the Premises if the same becomes dangerous or if so reasonably required by the Landlord or by The CLP Power Hong Kong Limited and in so doing the Tenant shall use only a contractor nominated or approved by the Landlord in writing for the purpose. The Tenant shall permit the Landlord or its agents to test the Tenant’s wiring in the Premises at all reasonable times upon prior notice (except in case of emergency).	REPAIR ELECTRICAL WIRING

(4)

To repair and/or replace at the Tenant’s expense and to the satisfaction of the Landlord all broken and damaged windows, glass panels and their related fittings within and/or encompassing the Premises if the same be broken or damaged by the negligence of the Tenant or owing to circumstances beyond the control of the Tenant or, at the option of the Landlord, to reimburse to the Landlord the cost of replacing and/or repairing the same.

REPLACE WINDOWS

(5)	To keep the sanitary equipment and water apparatus (if any) exclusively used by the Tenant and its servants, agents, licensees, customers or invitees in good, clean and tenantable repair and condition to the satisfaction of the Landlord and in accordance with the regulations or by-laws of all Public Health and other Government Authorities concerned.	MAINTAIN WATER APPARATUS

(6)	To take all reasonable precautions to protect the interior of the Premises against damage by storm or typhoon or the like.	PROTECT INTERIOR

(7)	To keep the Premises including all internal fixtures and fittings at all times in a clean and sanitary state and condition, and for the better observance hereof the Tenant shall only employ as cleaners of the Premises such persons or firms as shall be nominated or approved by the Landlord and/or the Manager. Such cleaners shall be employed at the expense of the Tenant.	CLEANING CONTRACTORS

(8)	(i)	Notwithstanding such services as provided by the cleaning cleaning contractors aforesaid, to be responsible for the daily removal of garbage and refuse from the Premises to such location as shall be specified by the Landlord from time to time and to use only that type of refuse container as is specified by the Landlord from time to time. In the event of the Landlord providing a collection service for refuse and garbage the same shall be used by the Tenant to the exclusion of any other similar service and the use of such service provided by the Landlord shall be at the sole cost of the Tenant. The Landlord’s assessment of such additional cleaning cost shall be final. To render full co-operation to the cleaning contractors and the	REFUSE AND GARBAGE REMOVAL

(ii)	To render full co-operation to the cleaning contractors and the neighbouring tenants with a view to keeping the Building at all times in a neat and tidy condition.

(9)	If the Landlord shall so require, to effect pest control for the Premises at such intervals as the Landlord or any Government Authorities may direct by employing pest control companies nominated or approved by the Landlord at the Tenant’s expense (such approval not to be unreasonably withheld or delayed).	PEST CONTROL

(10)	To make its own arrangements with the Hong Kong Telephone Company Limited or other telephone companies authorised by the Government with regard to the installation of telephones in the Premises, but the installation of telephone lines outside the Premises must be in accordance with the Landlord’s directions.	TELEPHONE INSTALLATION

(11)

To keep the Premises open for business at all times of the year during the normal business hours (other than Sundays and Public Holidays) and without prejudice to the generality of the foregoing any suspension of the Tenant’s business for a continuous period of more than 7 working days without the prior written consent of the Landlord shall constitute a material breach of this provision entitling the Landlord to determine this Agreement and to regain possession of the Premises.

KEEP PREMISES OPEN FOR BUSINESS

(12)	(i)	To permit the Landlord and all persons authorised by the Landlord to enter the Premises (by force if necessary) at all reasonable times upon prior appointment with the Tenant and upon reasonable notice being given to the Tenant (except in case of emergency) for the purposes of security, and/or fire fighting, to view the state of repair of the Premises, to take inventories of the Landlord’s fixtures therein and to carry out any work, repairs, maintenance or renewal required to be done to the same and to any other services or fixtures and fittings which may be supplied or provided to or installed in the Building by third parties and of making good on behalf of the Tenant any defects or effecting any repair which the Tenant has failed to do under the terms of this Agreement.	PERMIT ENTRY

(ii)	To allow at all reasonable times upon prior appointment with the Tenant within three (3) calendar months immediately preceding the expiration of the Term prospective tenants and/or buyers to inspect the Premises and allow the Landlord to exhibit where the Landlord shall think fit a notice indicating that the Premises are to be let or sold with vacant possession and such other information in connection therewith as the Landlord shall desire, which notice the Tenant shall not deface or conceal.

(13)

On receipt of any notice from the Landlord or its authorised representative specifying any works or repairs required to be done to the Premises and which are the responsibility of the Tenant hereunder, forthwith to put in hand and execute the same with all possible despatch. If the Tenant shall not within 14 days after the service of such notice proceed with the execution of such repairs the Landlord may, upon prior written notice to the Tenant, enter upon the Premises and execute such repairs and the cost thereof shall be a debt due from the Tenant to the Landlord and be forthwith recoverable as Rent in arrear.

EXERCISE REPAIR ON RECEIPT OF NOTICE

(14)	To co-operate with the Landlord to maintain a uniform appearance for the Building and not to use or install anything inside the Premises which may be visible outside the Premises or which adversely affects the external appearance of the Building. In particular, but without in any way limiting the foregoing, no writing sign flag-pole or other device whether illuminated or not may be erected and no flag or similar item shall be flown or displayed from windows or from elsewhere in or upon the Building without the prior written consent of the Landlord. The Landlord may withhold consent to any such writing sign flag-pole or device which in the opinion of the Landlord is undesirable and the Landlord’s decision shall be final and binding on the Tenant.	MAINTAIN EXTERNAL APPEARANCE

(15)

To give notice to the Landlord of any damage that may be suffered to the Premises and of any accident to or defects in the water and gas pipes (if any) electrical wiring or fittings, fixtures or other services or facilities within the Premises.

INFORM LANDLORD OF DAMAGE

(16)	To permit the Landlord and its other tenants and all persons authorized by the Landlord to use freely and uninterruptedly (in , common with the Tenant) all gas and water pipes electricity and other wires flues and drains in through and under the Premises and allow the Landlord with prior reasonable notice (except in case of emergency) to enter upon the Premises to inspect repair or maintain any such sewers, pipes, wires, cables and ducts.	PERMIT PIPES, DRAINS ETC. THROUGH PREMISES

(17)	To pay the Landlord immediately upon demand the reasonable cost of affixing, repairing, altering or replacing as necessary the Tenant’s name on the Directory Board (if any) provided by the Landlord. The Tenant’s name to appear on the Directory Board in English and Chinese in uniform lettering and characters designated by the Landlord shall strictly be in accordance with that appearing in this Agreement unless prior written consent to name otherwise has first been obtained from the Landlord.	DIRECTORY BOARD

(18)	To install its own security system within and at the entrance of the Premises is at all times compatible with the security system (if any) for the Building as may be provided and operated by the Landlord.	SECURITY SYSTEM

(19)	To obey and comply with the House Rules as may from time to time be made or adopted by the Landlord.	MANAGEMENT RULES

(20)	To observe and perform all the covenants terms and provisions in the Deed of Mutual Covenant (if any) so far as they relate to the Premises and to indemnify the Landlord against any breach non-observance or non-performance thereof.	OBSERVE DEED OF MUTUAL COVENANT

(21)	To obey and comply with and to indemnify the Landlord against the breach of all ordinances, regulations, by-laws, rules and requirements of any Government or other competent authority relating to the conduct and carrying on of the Tenant’s business on the Premises or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employee, agent, customer or licensee of the Tenant and to notify the Landlord forthwith in writing of any notice received from any statutory or public authority concerning or in respect of the Premises or any services supplied thereto.	COMPLY WITH ALL LAWS

(22)	To be wholly responsible for and to indemnify the Landlord against all proceedings actions claims and demands whatsoever in respect of any loss, damage or injury caused to any person whomsoever or property whatsoever directly or indirectly through the defective or damaged condition of the interior of the Premises or any part thereof or any fixtures or fittings therein for the repair of which the Tenant is responsible hereunder or cracking of glass window and panel of the Premises or the spread of fire or smoke or the overflow or leakage of water including storm or rain water or leakage of electric current or the escape of any substance or anything from the Premises or any part thereof or due to the act default or neglect of the Tenant its contractors, servants, agents, licensees, or employees or customers and to effect and maintain adequate insurance cover in respect of such risks provided that the Tenant shall not be responsible for any structural or inherent defects.	INDEMNIFY LANDLORD AGAINST CLAIMS

(23)	To effect and maintain throughout the Term hereby granted a sufficient and necessary insurance cover in respect of the following:-	MAINTAIN INSURANCE

(i)

THIRD PARTY

In respect of liability for loss injury or damage to any person or property whatsoever caused through or by any act default or neglect of the Tenant, its contractors, servants, agents, licensees or employees or customers which might give rise to a claim for indemnity pursuant to Clause (22) above: the policy of insurance shall be effected with an insurance company approved or designated by the Landlord in writing and shall be endorsed to show the Landlord as owner and a beneficiary of the Premises and shall be in an amount of not less than the amount set out in Part IV of the Fourth Schedule hereto per claim and shall contain a clause to the effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled modified or restricted without the prior consent of the Landlord. The Tenant hereby further undertakes to produce to the Landlord a copy of the policy, prior to taking possession of the Premises and as and when required by the Landlord such policy of insurance together with a receipt for the last payment of premium and a certificate from the insurance company that the policy is in all respects valid and subsisting.

(ii)	GLASS All glass now or hereafter on or in the Premises for its full replacement value.

(iii)

WATERDAMAGE

Against damage to fixtures and fittings for the full insurable value occurring in respect of the use or misuse of the fire sprinkler system installed within the Premises or the incursion of water therein.

(iv)	TENANT’S PROPERTY Loss or damage to any or all of the Tenant’s property or possessions in the Premises arising from whatsoever cause.

(24)	To be responsible to the Landlord for the acts, neglects, omissions and defaults of all contractors, servants, agents, licensees, employees and customers of the Tenant as if they were the acts, neglects, . omissions and defaults of the Tenant itself and for the purpose of this Agreement “licensee” shall include any person present in, using or visiting the Premises with the consent of the Tenant express or implied.	ACTS OF LICENSEES ETC

(25)	To pay to or reimburse to the Landlord the reasonable cost of any damage caused to any part of the common areas of the Building occasioned by the Tenant, his contractors, servants, agents, licensees, employees and customers or any other person claiming through or under the Tenant.	COMMON AREAS

(26)	Not to do or permit or suffer to be done any act, deed, matter or thing whatsoever which amounts to a breach of any of the terms covenants and conditions under which the Building is held from the Government and to indemnify the Landlord against any such breach.	NO BREACH OF CONDITIONS ETC.

(27)	(i)	The Premises is to be used for the purpose set out in the Sixth Schedule hereto but no warranty as to fitness of the Premises for the use as aforesaid is given or deemed to be given by the Landlord and also does not warrant that the Premises are suitable for the operation of any trade or business of the Tenant. It is the responsibility of the Tenant alone to obtain the necessary licences from the relevant authorities before commencement of business and shall lodge with the Landlord copies of such licences at least 7 days before such commencement of business.	USER

(ii)	Not to use or permit or suffer the Premises or any part thereof to be used for the purposes of a funeral parlour, coffin shop, dance hall, bath house or mahjong school or for any immoral purposes.	NOT TO MIS-USE

(28)

Not to do or permit or suffer to be done any act or thing which may create unnecessary noise or may be or become a nmsance or annoyance or may cause damage danger or inconvenience to the Landlord or to the tenants or occupiers of other premises in the Building or in any adjoining or neighbouring building.

NUISANCE

(29)	Not to produce or suffer or permit to be produced at any time in the Premises any music or noise (including sound produced by broadcasting from television, radio or any other service or by any equipment or instrument capable of producing or reproducing music or sound) so as to constitute, in the opinion of the Landlord (which opinion shall be conclusive) a nuisance or to give cause for reasonable complaint from the occupants of any other units in the Building or persons using or visiting the same.	NOISE

(30)

Not to use or permit or suffer the Premises to be used for the purpose of the manufacture of goods and merchandise or as a workshop or for the storage of goods and merchandise other than stock . reasonably required in connection with the Tenant’s business carried on therein.

NOT TO MANUFACTURE GOODS ETC

(31)	Not to keep or store or permit or suffer to be kept or stored in the Premises any arms, ammunition, gun-powder, salt-petre, kerosene or other inflammable explosive or combustible substance or hazardous goods.	NO ARMS OR AMMUNITION

(32)

Not to take or permit any animals or pets to be taken into the Building and to take all such steps and precautions to the satisfaction of the Landlord to prevent the Premises or any part thereof from becoming infested by termites, rats, mice, cockroaches or any other pests or vermin.

NO PETS OR ANIMALS

(33)	Not to install or permit or suffer to be installed any articles, equipment, apparatus or machinery which imposes a weight on any part of the flooring of the Premises in excess of 5 kPa or which requires any additional electrical main wiring or which consumes electricity not metered through the Tenant’s separate meter and the Landlord shall be entitled to prescribe the maximum weight and permitted location of safes and other heavy equipment and to require that the same stand on support of such dimensions and material to distribute the weight as the Landlord may deem necessary. In the event of the Landlord having to consult its architects or consultants in respect of the matters referred to in this Clause, all fees incurred in the obtaining of advice of the Landlord’s architect or consultant shall be borne solely by the Tenant who shall pay the same to the Landlord on demand.	FLOOR LOADING

(34)	Not to suspend or permit or suffer to be suspended any excessive weight from any structure of the Premises.	EXCESSIVE WEIGHT

(35)	Not to block up darken or obstruct or obscure the windows or any other window or lights belonging to the Premises without having obtained the express written consent of the Landlord which consent may be given subject to such conditions as the Landlord may consider fit to impose.	OBSTRUCTION TO OUTSIDE WINDOW

(36)	Not without the previous written consent (such consent shall not be unreasonably withheld or delayed) of the Landlord to cut, maim or injure, or permit or suffer to be cut, maimed or injured any doors, windows, walls, beams, structural members or any part of the fabric of the Premises nor any of the plumbing or sanitary apparatus or installation included therein.	INJURY TO WALL ETC.

(37)

Not to use or permit or suffer the toilet facilities provided by the Landlord to be used for any purpose other than that for which they are intended and not to throw or permit or suffer to be thrown therein any foreign substance of any kind and the Tenant shall reimburse the Landlord on demand all reasonable expenses which the Landlord may incur and damage which the Landlord may suffer as a result of the Tenant’s default to comply with this provision.

PROPER USE OF TOILET FACILITIES

(38)	Not to cause or permit any offensive or unusual odours to be produced upon or emanate from the Premises.	OFFENSIVE ODOURS

(39)	Not to permit or allow any food or food containers to be brought into or removed from the Premises other than light meals or refreshments for consumption by the Tenant’s employees or guests and only by way of service entrances and/or service lifts (if any) or otherwise as may be directed by the Landlord from time to time and at such times as the Landlord shall direct.	FOOD BY SERVICE WAYS

(40)	Not without the prior consent in writing of the Landlord (such consent shall not be unreasonably withheld or delayed) to install additional locks bolts or other fittings to the entrance doors of the Premises or in any way to cut or alter the same Provided always that such consent shall not be unreasonably withheld delayed taking into account the nature of the Tenant’s business.	NOT TO ALTER LOCKS, BOLTS ETC.

(41)	Not to affix or display or permit or suffer to be affixed or displayed inside the Premises or any common area of the Building any signboard, sign, decoration, advertising matter or other device whether illuminated or not which may be visible from outside the Premises, save that the Tenant shall be entitled at its own expense to have its name affixed or otherwise displayed in lettering or characters to a design and standard of workmanship approved by the Landlord at the entrance to the Premises. If the Tenant carries on business under a name other than its own name, it shall notify the Landlord the name under which its business is being carried on and the Landlord may permit or refuse to allow that name to be displayed as aforesaid and without prejudice to the foregoing, the Landlord may, in connection with any application for consent under this Clause, require the Tenant to produce such evidence as the Landlord may think fit to show that no breach of Clause (47) herein has taken place or is about to take place.	NAMEPLATES SIGNBOARD

(42)	The Tenant shall not do or suffer anything to be done on the Premises which may injure the image of the Building as a high class commercial and office building and without limiting the generality of the foregoing any wilful suspension of business except during public holidays, typhoon Signal No. 8 or above and black rainstorm (whether acting alone or in concert with some other tenants of the Building) shall constitute a material breach of this provision and entitling the Landlord to terminate this Agreement forthwith and to regain possession of the Premises in which case the Landlord may, apart from deducting the Deposit paid under Clause (1) of Section IX also claim damages which may be caused to the goodwill of its business or to the image of the Building as a result of the Tenant’s breach aforesaid.	WILFUL SUSPENSION OF BUSINESS ETC.

(43)	Not to affix anything or paint or make any alteration whatsoever to the exterior of the Premises save as provided in Clause (41) hereof.	ALTERATION TO EXTERIOR

(44)

Not without the prior written consent of the Landlord, to erect any aerial or antenna on the roof or walls of the Building or any part thereof or on the ceiling or walls of the Premises or any part thereof.

AERIAL

(45)

Not to take delivery of any safe heavy machinery equipment freight bulky matter or fixtures in and out of the Building except by using the cargo or service elevator provided and during such hours as may be determined reasonably by the Landlord from time to time and having first obtained the Landlord’s prior written consent. The Tenant shall keep the Landlord indemnified against all damage sustained by any person or property and for any damages or monies paid out by the Landlord in settlement of any claim or judgment as well as legal costs incurred m connection therewith and all reasonable costs incurred in repairing any damage to the Building and its appurtenances resulting from movement of any safe heavy machinery equipment freight bulky matter or fixtures.

MOVING OF BULKY EQUIPMENT ETC .

(46)	Not to encumber or obstruct or permit or suffer to be encumbered or obstructed with any boxes, packaging or other obstruction of any kind or nature any of the entrances, staircases, landings, passages, lifts, arcades, lobbies or other parts of the Building in common use or to lock up block or obstruct any fire exit route and not to leave rubbish or place any other article or thing in any part of the Building not in the exclusive occupation of the Tenant and the Landlord shall be entitled without notice and at the Tenants expense to remove and dispose of as it sees fit any such material aforesaid and the Landlord shall not thereby incur any liability to the Tenant or any other person whomsoever and the Tenant shall indemnify the Landlord against all losses claims damages or expenses of and against the Landlord in respect thereof.	NO BLOCKAGE OF COMMON PASSAGE

(47)	Not to assign, underlet, part with the possession of or transfer the NO Premises or any part thereof or any interest therein, nor permit or suffer any arrangement or transaction whereby any person who is not a party to this Agreement obtains the use, possession, occupation or enjoyment of the Premises or any part thereof irrespective of whether any rental or other consideration is given therefor. The tenancy shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Landlord be deemed to be breaches of this Clause:	SUBLETTING OR TRANSFER

(i)	In the case of a tenant which is a partnership, taking in of one or more new partner whether on the death or retirement of an existing partner or otherwise.

(ii)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual, to the intent that no right to use, possess, occupy or enjoy the Premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

(iii)	In the case of a tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(iv)	The giving by the Tenant of a power of attorney or similar authority whereby the donee of the power obtains the right to use, possess, occupy or enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(v)	The change of the Tenant’s business name.

(48)

Not to do or permit or suffer to be done any act, deed, matter or thing whatsoever whereby the insurance on the Building against loss or damage by fire and/or other insurable perils and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium thereon may be increased provided that if as the result of any act, deed, matter or thing done, permitted or suffered by the Tenant, the premium on any such policy of insurance shall be increased, the Landlord shall be entitled without prejudice to any other remedy hereunder to recover from the Tenant the amount of any such increase and further the Tenant shall keep the Landlord fully indemnified against all loss damage claims and demands sustained by or made against the Landlord by any person as a result of any breach by the Tenant of this Clause PROVIDED that notwithstanding anything herein contained the Landlord does not warrant that any or adequate insurance against fire or any other risks exists in respect of the Premises and/or the Building or any part thereof and/or all or any of the goods or property stored therein by the Tenant AND the Tenant shall be responsible in any event for insurance of its goods and property left or stored in the Premises and/or the Building or any part thereof.

NOT TO VITIATE INSURANCE

(49)	Not to install any additional air-conditioning facilities and/or heating facilities in addition to such facilities as provided by the Landlord.	NOT TO INSTALL OWN A.C. UNIT

(50)	Where any plant machinery or equipment for air-conditioning is installed in or about the Premises the Tenant shall to the extent of the Tenant’s control over the same at all times use and regulate the same to ensure that the air-conditioning plant is employed to the best advantage in the conditions from time to time prevailing and, without prejudice to the generality of the foregoing, shall at Tenant’s sole cost operate and maintain such air-conditioning plant for and within the Premises at such standard as the Landlord may reasonably determine to ensure a reasonably uniform standard of air-conditioning throughout the Building.	TENANT TO MAINTAIN A.C. PLANT

(51)	Not to permit any touting or soliciting for business or the distributing of any pamphlets, notices or advertising matter to be conducted outside or near the Premises or in any part of the Building by any of the Tenant’s servants, agents or licensees.	TOUTING OR SOLICITING BUSINESS

(52)	To quietly yield up the Premises in its “as-is” condition at the expiration or sooner determination of this Agreement in good, clean and tenantable repair and condition and together with the Landlord’s fixtures and fittings therein as stated under the Fifth Schedule (if any) of this Agreement and to remove at the Tenant’s expense all of the Tenant’s own fixtures, fittings and furniture together with any additions, erections and alterations and improvements made or installed by the Tenant upon or in the Premises which the Landlord in its absolute discretion not willing to retain in the Premises and reinstate the Premises to its original state (fair wear and tear, structural, inherent and latent defects excepted) subject to the Tenant making good all damage within the Premises and within the Building caused by such removal and/or re-instatement to the satisfaction of the Landlord and thereupon surrender to the Landlord all keys giving access to all parts of the Premises held by the Tenant. Provided that the Tenant’s obligations relating to removal or re-instatement under this Clause may be modified or varied by the Landlord and notifying the Tenant in writing that the Landlord proposes without payment of any compensation to retain all or any of the said fixtures fittings additions partitions floor coverings erections and alterations in the nature of Landlord’s fixtures and fittings which the Tenant is otherwise liable hereunder to remove but subject to this proviso, the Tenant shall re-instate restore and make good the Premises or any part thereof requiring to be re-instated restored or made good (reasonable fair wear and tear excepted) to the satisfaction of the Landlord and in the event of the Tenant failing so to do the Tenant shall on demand pay to the Landlord the cost of such re-instatement restoration or making good. The Tenant warrants and undertakes to deliver up vacant possession of the Premises to the Landlord by the Tenant free from any claims and demands by any sub-tenant, sub-licensee or other person or persons AND the Tenant further undertakes to indemnify and keep the Landlord indemnified against all loss and damage which the Landlord may suffer by reason of the aforesaid.	YIELD UP PREMISES AND HANDOVER

(53)

The Tenant shall not raise any objection whatsoever if the Landlord or its agents and assigns shall at any time erect or install any signboard or signboards whether illuminated or not at or on the external walls or the roof of the Building or any Reserved Areas as defined in the Deed of Mutual Covenant (if any).

NOT TO RAISE OBJECTION

SECTION V

LANDLORD’S OBLIGATIONS

The Landlord hereby agrees with the Tenant as follows:

(1)

That the Tenant paying the Rent, Government Rates, Government Rent, Management Fee and any other outgoings payable hereunder on the days and in the manner herein provided for payment of the same and observing and performing the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord, its agents, servants or any person lawfully claiming through or under or in trust for the Landlord.

QUIET ENJOYMENT

(2)	To pay Property Tax, capital or non-recurrent in nature payable in respect of the Premises.	PROPERTY TAX

(3)	To keep the roof, the main structure and walls, main drains, main pipes, main cable of the Building in a proper state of repair provided that the Landlord shall not incur any liability under this Clause unless and until written notice of any defect or want of repair has been given by the Tenant to the Landlord and the Landlord shall have failed to take reasonable steps to repair or remedy the same after the lapse of a reasonable time from the date of service of such notice.	ROOF MAIN STRUCTURE

(4)	At the Landlord’s own expenses during the Term to keep in good condition and proper repair the external and structural parts of the Premises, the common fixtures and fittings which shared with theother tenants of the Building, common areas, staircases, common fire systems of the Building and to carry out all structural repairs required to be done from time to time by the appropriate Authorities within reasonable time.	KEEP EXTERNAL AND COMMON FIXTURES AND FITTINGS

SECTION VI

EXCLUSIONS

(1)	The Landlord shall not be under any liability whatsoever to the Tenant or to any person whomsoever in respect of any injury damage or loss of business or any incidental loss and damages or other liability whatsoever which may be suffered by the Tenant or by any other person or any property whatsoever caused by or through or in any way owing to:	LOSSES DUE TO DISRUPTION OR NEGLECT

(i)	Any interruption of any of the lift air-conditioning system fire or security services plant or equipment or other services in the Building by reason of defect malfunctioning or defective or negligent working and/or operation and/or condition thereof or of necessary repair or maintenance of any installation or apparatus or damage thereto or destruction thereof by fire water or act of God or by reason of mechanical electrical or other defect failure or breakdown or inclement conditions or unavoidable shortage of fuel materials water or labour or any cause whatsoever beyond the Landlord’s control.

(ii)	Any loss injury or damage to person or property caused by or through or in any way owing to the escape of fumes smoke fire or any other substance or thing or the overflow of water from anywhere within the Building.

(iii)	The act neglect or default of tenants and occupiers of other parts of the Building.

(iv)	The defective or damaged condition of the Premises or the Landlord’s fixtures therein or any part thereof.

(v)	Typhoon, landslide, subsidence of the ground, escape of fire, leakage of water or electric current from the water pipes or electric wiring or cable situate in upon or in any way connected with the Building or any part thereof or dropping of cigarette ends, glass or tiles or other articles and the escape of water, fire or electricity or vibrations from any floor flat or premises in the Building or in the neighbourhood.

(vi)	Any defect in the supply of air-conditioning or electricity or from any surge reduction variation interruption or termination in the supply of electrical power.

(vii)	For the security or safekeeping of the Premises or any contents therein and in particular but without prejudice to the generality of the foregoing the provision by the Landlord of watchmen, caretakers or any mechanical or electrical systems of alarm of whatever nature shall not create any obligation on the part of the Landlord as to the security of the Premises or any contents therein and the responsibility for the safety of the Premises and the contents thereof shall at all times rest with the Tenant.

(2)	The Landlord shall not grant any abatement of Rent or other charges hereinbefore mentioned or any part thereof on account of any of the aforesaid save as provided in Section VII.	NO ABATEMENT OF RENT

SECTION VII

ABATEMENT OF RENT

If the Premises or any part thereof shall be destroyed or so damaged or shall be rendered inaccessible or unfit for use and occupation by fire, water, storm, wind, typhoon, defective construction, white ant, earthquake, subsidence of ground, act of God, Force Majeure or other cause beyond the control of the Landlord and not attributable directly or indirectly to any act or default of the Tenant or if at any time during the continuance of this Tenancy the Premises or the Building shall be condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the Premises or the Building the happening of which is not attributable to the act default negligence or omission of the Tenant, the Rent hereby agreed to be paid or a part thereof proportionate to the damage sustained shall after the expiration of the then current month be suspended and cease to be payable until the Premises shall have been restored or reinstated or rendered accessible or fit for use and occupation or the aforesaid order lifted (as the case may be) provided always that either the Landlord or the Tenant shall be under no obligation to repair or reinstate the Premises and provided further that if the whole or substantially the whole of the Premises shall have been destroyed or rendered unfit for use and occupation and shall not have been repaired and reinstated within three months of the occurrence of the destruction damage or order either party shall be entitled at any time after the said 3 months before the same are so repaired and reinstated to terminate this Agreement by notice in writing to the other but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the stipulations terms and conditions herein contained or of the Landlord in respect of the Rent payable hereunder prior to the coming into effect of the cessation to pay Rent.	ABATEMENT OF RENT IN CASE OF FIRE ETC.

SECTION VIII

DEFAULT

It is hereby further expressly agreed and declared as follows:

(1)	If the Rent and/or any charges payable by the Tenant hereunder or any part thereof shall be unpaid for 7 days after the same shall become payable (whether legally or formally demanded or not) or if the Tenant shall fail or neglect to observe or perform any of the agreements, stipulations or conditions herein contained and on the Tenant’s part to be observed and performed or if the Tenant shall become bankrupt or being a corporation shall go into liquidation or if any petition shall be filed for the winding up of the Tenant or if the Tenant shall otherwise become insolvent or make or attempt to make any composition or arrangement with creditors or shall suffer any execution to be levied on the Premises or otherwise on the Tenant’s goods or if the Tenant persistently fails to pay the Rent hereby stipulated as and when it falls due, then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter the Premises or any part thereof in the name of the whole whereupon this Agreement shall absolutely cease and determine but without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance or non-performance of any of the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed and to the Landlord’s right to forfeit all the Deposit held by the Landlord but without prejudice to the Landlord’s right to claim against the Tenant for further loss and damage in accordance with Section IX hereof.

DEFAULT

(2)	A written notice served by the Landlord on the Tenant in the manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without physical entry on the part of the Landlord.	RE-ENTRY BY NOTICE

(3)	Acceptance of Rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach, non-observance or non-performance by the Tenant of any of the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed.	ACCEPTANCE OF RENT NOT CONDONATION

(4)	For the purpose of these presents any act, default, neglect or omission of any servant, agent or licensee (as hereinbefore defined) of the Tenant shall be deemed to be the act, default, neglect or omission of the Tenant.	DEFAULT OF TENANT’S AGENT

(5)	For the purposes of distress for Rent in terms of Part III of the Landlord and Tenant (Consolidation) Ordinance (Chapter 7) and of these presents, the Rent payable in respect of the Premises shall be and be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof and the Tenant shall pay all reasonable costs and expenses for and incidental to the demand for Rent distraint or any legal action for the recovery of Rent and any other monies and for the enforcement of the Landlord’s rights under this Agreement.	DISTRESS FOR RENT

SECTION IX

DEPOSIT

(1)	The Tenant shall pay to the Landlord such cash sum representing Five (5) months’ Rent of the 3rd Year of the Term and Management Fee and One (1) quarter’s Government Rates and Government Rent as more described under Part V in the Fourth Schedule hereto (hereinafter called “the Cash Deposit”) covering the entire Term of tenancy created hereunder failing which the Landlord shall have the right to terminate this Agreement and deduct reasonable amount from the Cash Deposit (the Cash Deposit shall unless the context otherwise permits or requires be hereinafter referred to as “the Deposit”) to secure the due observance and performance by the Tenant of the agreements stipulations terms and conditions herein contained and on the Tenant’s part to be observed and performed. The Deposit shall be retained by the Landlord throughout the Term free of any interest to the Tenant and the Tenant hereby specifically authorizes the Landlord (but without prejudice to any other right or remedy) to deduct from the Deposit in payment of the amount of any Rent and all other outgoings payable hereunder by the Tenant and any costs expenses loss or damage sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any such covenants, agreements, stipulations, obligations, terms or conditions herein contained and on the Tenant’s part to be observed and performed and all interest accrued on those payments in arrears payable pursuant to Section II Clause (7) herein. In the event of any such deduction, the Tenant shall forthwith upon demand and request by the Landlord pay such sum or sums as equivalent to such deductions. If the Tenant shall within seven (7) days after the demand or request for the payment of the deducted sum from the Deposit fail to pay the same in full to the Landlord in the manner as aforesaid, the Landlord shall be entitled to re-enter upon the Premises and make reasonable deduction from the Deposit (or the balance thereof) whereupon this Agreement shall be determined but such re-entry and deduction shall be without prejudice to the Landlord’s right to claim damages against the Tenant for breach or any other antecedent breach hereof. Subject as aforesaid the Deposit shall be refunded and (or such respective balance thereof after lawful deductions) shall be released/paid to the Tenant by the Landlord within 30 days after the expiration or sooner determination of this Agreement and the delivery of vacant possession to the Landlord or within 30 days of the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach non-observance or non-performance of any of the said covenants, agreements, stipulations, obligations, terms and conditions and on the part of the Tenant to be observed and performed whichever date is the later.	SECURITY DEPOSIT

(2)	Where under this Agreement, the aggregate of Rent, Management Fee payable shall at any time exceed the amount so payable on the Commencement Date, the Tenant shall forthwith pay to the Landlord such further sums (to be held by the Landlord under the same terms and conditions as in Clause (1) of this Section) as will be necessary to maintain the Deposit at 5 months’ Rent and Management Fee and 1 quarter’s Government Rates & Government Rent.	INCREASE IN DEPOSIT

(3)	Subject as aforesaid the Deposit shall be refunded to the Tenant by the Landlord without interest within thirty (30) days after the termination of this Agreement and the delivery of vacant possession of the Premises to the Landlord or within thirty days of the settlement of the last outstanding claim which the Landlord may have against the Tenant in respect of any breach, non-observance or non-performance of any of the covenants, agreements, stipulations, obligations, terms and conditions herein contained and on the part of the Tenant to be observed and performed, whichever is the later. PROVIDED HOWEVER that the Landlord may prior to refund of the Deposit require the Tenant to produce the Government Rates and other utility receipts covering the whole of the Term of tenancy hereby granted or other evidence satisfactory to the Landlord showing that the Tenant has paid all Government Rates and utility charges for the Term.	REFUND OF DEPOSIT

SECTION X

INTERPRETATION AND MISCELLANEOUS

(1)	No condoning, excusing or overlooking by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach, or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and in no way shall be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future unless expressly so provided.	NO WAIVER OR CONDONATION

(2)	The Landlord shall be entitled from time to time and by notice in writing to the Tenant to make introduce and subsequently amend adapt or abolish if necessary the House Rules as it may consider necessary for the proper operation and maintenance of the Building.	HOUSE RULES

(3)	The House Rules shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between the House Rules and the terms and conditions of this Agreement the terms and conditions of this Agreement shall prevail.	CONFLICT BETWEEN HOUSE RULES AND AGREEMENT

(4)	The Landlord shall not be liable for any loss or damage however caused arising from any non-enforcement of the House Rules or non-observance thereof by any third party.	ENFORCEMENT OF HOUSE RULES

(5)	To the extent that the Tenant can lawfully do so, the Tenant hereby expressly agrees to deprive itself of all rights (if any) to protection against eviction or ejectment afforded by any existing or future legislation from time to time in force and applicable to the Premises or to this tenancy and the Tenant agrees to deliver up vacant possession of the Premises to the Landlord on the expiration or sooner termination of the tenancy hereby created, notwithstanding any rule of law or equity to the contrary.	SURRENDER OF LEGISLATIVE PROTECTION

(6)	The Landlord shall have the right to change or alter the arrangement and/or location of entrances, passageways, doors, doorways, corridors, landings, staircases, arcades, lobbies, lifts, and/or toilets in the Building and the Premises and the Tenant shall have no claim whatsoever against the Landlord on the ground of inconvenience disturbance loss of areas (save and except the Premises) loss of business or otherwise and whether during or after such changes or alterations. The Tenant hereby expressly waives all claims which it may have against the Landlord in respect of such inconveniences disturbances loss of areas (save and except the Premises) and loss of business.	CHANGES IN PLAN OF THE BUILDING

(7)	Any notice required to be served hereunder shall, if to be served on the Tenant, be sufficiently served if addressed to the Tenant and sent by prepaid post to or delivered at the Premises or the Tenant’s last known address or registered office in Hong Kong and if to be served on the Landlord shall be sufficiently served if addressed to the Landlord and sent by registered post to the registered office given above or any other address which the Landlord may notify to the Tenant from time to time in writing. A notice sent by post shall be deemed to have been given at the time when in due course of post it would be delivered at the address to which it is sent.	SERVICE OF NOTICE

(8)	The Tenant acknowledges that no fine, premium, key money or other consideration has been paid by the Tenant to the Landlord for the grant of this tenancy.	NO FINE PREMIUM

(9)	All legal costs and expenses incurred by the Landlord (on a solicitor and own client basis) in demanding payment of the Rent and/or any charges or money payable by the Tenant hereunder including legal proceedings taken by the Landlord against the Tenant as a result of default in payment of the same by the Tenant or the breach by the Tenant of any terms and conditions herein contained shall be paid by the Tenant and shall be recoverable from the Tenant as a debt or be deductible by the Landlord from the deposit held by the Landlord hereunder.	COSTS OF ENFORCING AGREEMENT

(10)	The Landlord reserves the right to change the user of other Portion of the Building for any other commercial purposes, renovate or refurbish the shopping arcade (if any) or office area (if any) or any part or any area of such other Portion and to change, alter, amend, vary, add to and re-locate the layout of the shopping arcade (if any) or office area (if any) or any part or any area of such other Portion including but not limited to the entrance lobbies, staircases, landings, passages, corridors, toilets, lifts and escalators and to carry out any works to effect such change of user, renovation, refurbishment, change, alteration, amendment, variation, addition, re-location and the Tenant shall not be entitled to object to the change of user, renovation, refurbishment, change, alteration, amendment, variation, addition, re-location or any works as aforesaid and shall have no right of action or claim for compensation whatsoever in connection with any matters arising from this Clause Provided that in exercising such right the Landlord and/or its agents, servants, contractors shall cause as little inconvenience to the Tenant.	CHANGE OF USER PURPOSE

(11)	This Agreement sets out the full agreement reached between the parties and no other representations have been made or warranties given relating to the Landlord or the Tenant or the Building or the Premises and if any such representation or warranty has been made given or implied the same is hereby waived.	ENTIRE AGREEMENT

(12)	The plan(s) annexed to this Agreement is/are for identification purpose only and shall not be taken to represent other than the approximate area size or measurements of the Premises.	PLAN

(13)	The Tenant expressly acknowledges and confirms that they have duly inspected the existing furniture (if any), fixture and fittings including the existing state, condition and finishes of and in the Premises prior to entering into this Agreement and has satisfied themselves in all respects as to their area size suitability and condition and waives all claims, if any, based upon any mis-statement warranty or representation oral or written in relation to the aforementioned or any other matter pertaining to the tenancy.	INSPECTION OF PREMISES

(14)	Notwithstanding anything herein contained or implied to the contrary the Landlord may permit any person or organisation to hold any function or exhibition or display any merchandise in any part or parts of the common areas of the Building at such time and upon such terms and conditions as the Landlord may in its absolute discretion think fit.	LANDLORD MAY PERMIT EXHIBITION IN COMMON AREAS

(15)	Notwithstanding anything herein contained or implied to the contrary the Landlord may provide and install a public address system throughout the common areas of the Building and may play relay or broadcast or permit any other person to play relay or broadcast recorded music or public announcement therein.	PUBLIC ADDRESS SYSTEM

(16)	It is hereby expressly agreed and declared that notwithstanding any rule of laws or equity or statutory provisions to the contrary, if the Premises are mortgaged or charged, the mortgagee of the Premises, shall not in any circumstances be under any liability to refund to the Tenant the deposit paid by the Tenant to the Landlord under this Agreement and the Tenant shall as against the said mortgagee have no right and shall not seek to set off the said deposit against any monies payable by the Tenant under this Agreement.	NO CLAIM ON TFIE MORTGAGEE ON THE DEPOSIT PAID

(17)	If during the Term created hereunder the Tenant shall have duly performed observed and complied with all the terms conditions stipulations and covenants as contained in this Agreement on the part of the Tenant to be performed observed and complied with and punctually paid the rent and all other payments stipulated to be payable by the Tenant hereunder (time being of the essence of this Agreement on this aspect), the Tenant shall have One (1) option to renew for a further term of Three (3) years on the terms and conditions as follows:-	OPTION TO RENEW

1.	The Tenant duly and punctually paying the rent hereby reserved and complying with observing and performing all the terms covenants and conditions herein contained and on the part of the Tenant to be complied with observed and performed shall have an option to renew the Term:

(a)	for a further term of Three (3) years (i.e. from 1st December 2027 to 30th November 2030) commencing on the date immediately following the date of expiration of the Term (hereinafter called the “Optional Term”),

(b)	upon the same terms covenants and conditions as herein contained save and except this Option to Renew, the rent for the Term and the Rent Free Period (if any) as stated in this Agreement; and

(c)	at a new monthly rent (exclusive of Government Rates, Government Rent, Management Fee and Air-Conditioning Charges and all other outgoings) to be determined in accordance with Clause 2 of this Clause 17 (the “New Rent”).

2.	Provided that should the Tenant intend to exercise the Optional Term, the Tenant shall be required to give a notice of such desire to renew in writing (the “said notice”) delivered to and received by the Landlord latest by the day immediately before the beginning of the six calendar months prior to the expiration date of the Term. Notwithstanding any other provisions in this Agreement, the said notice is required to be served by the Tenant to the Landlord to its registered office by registered post.

(a)	The amount of the New Rent for the Optional Term shall be the then prevailing open market rent (exclusive of Government Rates, Government Rent, Management Fee and Air-Conditioning Charges and all other outgoings) Provided That the then prevailing market rent for the New Rent so determined is:-

(i)	more than HK$212,750.00 per calendar month, the New Rent shall be in the sum of HK$212,750.00 per calendar month;

(ii)	less than HK$185,000.00 per calendar month, the New Rent shall be in the sum of HK$185,000.00 per calendar month; or

(iii)	between HK$185,000.00 and HK$212,750.00 per calendar month, the New Rent shall be exactly the sum so determined.

(b)	The then prevailing open market rent referred to in this Clause 2(a) above may be agreed between the parties, or, in the absence of an agreement by the day immediately before the beginning of the 2 months prior to the Commencement Date of the Optional Term i.e. 30th September 2027 (hereinafter called “the Due Date”), will be determined by a valuer whose decision shall be final;

(c)	The valuer shall be appointed by agreement between the parties hereto or, in failure of any agreement before the Due Date, nominated by the then Chairman of The Hong Kong Institute of Surveyors or similar organization in its place on the application of either party hereto, which may be made at any time after the Due Date;

(d)	The then prevailing open market rent shall be the amount that the valuer may decide (whose decision shall be final) and shall be the Rent at which the said premises may reasonably be expected to be let in the open market at the Commencement Date of the Optional Term;

(e)	The Tenant must allow the valuer access to the Premises to do anything which the valuer considers necessary to carry out his function; and

(f)	The valuer’s fees and expenses shall be borne by the parties hereto in equal shares.

3.	(a)	If the then prevailing open market rent has not been ascertained by the Commencement Date of the Optional Term, the New Rent shall be determined by a valuer whose decision shall be final. The valuer shall be appointed by agreement between the parties hereto or, in failure of any agreement, nominated by the then Chairman of the Hong Kong Institute of Surveyors or similar organization in its place on the application of either party hereto, which may be made within 14 days after the failure to reach an agreement on appointing a valuer. The valuer’s fees and expenses shall be borne by the parties hereto in equal shares.

(b)	Any difference between the then prevailing open market rent which shall have been paid if the then prevailing open market rent has been ascertained by the Commencement Date of the Optional Term and the payments to be made on account mentioned in this clause 3(a) hereinabove shall be adjusted by the parties hereto accordingly upon the determination of the then prevailing open market rent by the valuer.

(18)	Subject to the other conditions contained herein, the Tenant shall be granted one (1) rent-free period of Two (2) months and Fifteen (15) days i.e. from the 1st day of December 2024 to 15th day of February 2025 Provided That the rent-free period is granted on the basis that the Tenant shall have performed the terms and conditions hereof throughout the entire term of tenancy and Provided Further That :-	RENT FREE PERIOD

(a)	if this Agreement shall for any reason be terminated before the expiration of the term of tenancy created hereunder, the Tenant shall not be entitled to claim against the Landlord for any compensation cost loss or damages whatsoever in respect of any of the aforesaid rent-free period not used or taken by the Tenant;

(b)	the Tenant shall pay government rent, government rates and Management Fee for this rent-free period;

(c)	all utility charges and electricity charges consumed by the Tenant at the Premises and any air-conditioning charges outside normal air-conditioning supply hours shall be payable by the Tenant from the Commencement Date of the Term; and

(d)	in no circumstances shall the Tenant be entitled to utilize the Deposit paid hereunder or any part thereof to set off any unpaid rental or any other charges payable by the Tenant hereunder.

(19)	(i)	Each party shall take every reasonable precaution to ensure that its agents, representatives, officers or employees and in addition, in the case of the Tenant, its Contractors, solicitors and other professional advisers do not:-	NON- DISCLOSURE

(a)	disclose any terms of this Agreement; or

(b)	disclose or use any information acquired in connection with this Agreement or acquired in connection with the negotiations leading up to it save when necessary for the performance of that party’s obligations under this Agreement or as the other party may first agree in writing.

(ii)	(a)	This clause will not operate as to prevent a disclosure which a legal adviser to the party concerned has advised that, in his professional opinion, the party (or any of its officers or employees) is obliged to make under compulsion of law or regulation, unless such compulsion is pursuant to a legal obligation voluntarily undertaken by that party.

(b)	Any disclosure by the Landlord made pursuant to any ordinance or subsidiary legislation binding on the Landlord shall not require the consent of the Tenant.

(iii)	This clause shall not operate so as to prevent a disclosure which is made for a proper purpose:

(a)	To a public authority under compulsion of law;

(b)	To a court of law in Hong Kong Special Administrative Region or elsewhere or otherwise in any legal proceeding;

(c)	To the auditors of, or any lawyer or professional person being under a duty of confidentiality in action for that party, or when advising a party as to the performance of its obligations under this Agreement, or otherwise in connection with this Agreement;

(d)	To banks and/or financial institutions for the purposes of the Landlord’s raising finance and/or refinancing, extending or renewing indebtedness, whether incurred in connection with the lot, the Premises or otherwise; and

(e)	In connection with the fulfilment of any rules, regulations or other requirements of any stock exchange or any relevant regulatory authority.

(20)	(i)	Notwithstanding any provision to the contrary contained in this Agreement, if at any time during the Optional Term hereby granted the Landlord shall decide to redevelop, renovate, refurbish or redesign the Building or any part thereof (which decision shall be sufficiently evidenced by a certified true copy of the relevant Board Resolution of the Landlord) or shall sell assign or enter into any agreement for the sale or assignment of the whole or any part of the Building which includes the Premises, the Landlord shall be entitled to give six (6) calendar months’ notice in writing to the Tenant to determine this Agreement and at the expiry of such notice everything herein contained shall cease and be void and the Tenant shall immediately deliver up vacant possession of the Premises to the Landlord.	REDEVELOPMENT

(ii)	The Tenant shall not be entitled to claim against the Landlord for any compensation for the loss of goodwill or business, damages or any costs and expenses incurred by the Tenant whatsoever but any such termination shall be without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any terms or stipulations herein contained.

(iii)	The expression “Landlord” in this clause shall include the Landlord’s successors in title and this clause shall enure for the benefit of the Landlord’s successions in title.

(iv)	It is also agreed and declared notwithstanding any other provision herein and notwithstanding any law to the contrary the Tenant’s option right(s) (if any) shall be extinguished and determined upon the service of the said notice to termination whether such rights shall have been exercised by the Tenant or not.

(v)	The Tenant shall not be entitled to any claim against the Landlord for any damages or compensation or any relief against such extinguishments and determination of its option right(s).

(21)	(i)	The expression “the Landlord” shall, where not inapplicable, include its successors and assigns and where the context permits or requires, reference to the Landlord includes its authorized agent, representative and/or the Manager.	INTERPRETATION

(ii)	The expression “the Tenant” shall (where the context permits) mean and include the party or parties specifically named and shall not include the executors and administrators of any such party or where such party is a corporation its successors in title or any liquidator hereof.

(iii)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa, reference to a person means any individual, corporation or partnership and any combination of any of the foregoing whether or not having separate legal identity, words importing the masculine, feminine or neuter gender shall include the others of them, and where there are 2 or more persons included in the expression “the Tenant” liabilities covenants conditions and stipulations expressed or implied to be made by or with the Tenant shall be deemed to be made by or with such persons jointly and severally.

(22)	The headings marginal notes and index are intended for guidance only and do not form part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto or in any way affected or limited thereby.	HEADINGS

(23)	Each party shall pay its own legal costs of and incidental to the preparation and completion of this Agreement but the stamp duty, the costs and disbursements in registering this Agreement and its duplicate shall be borne and paid by the parties hereto in equal shares.	COSTS & STAMP DUTIES

(24)	The ex-tenant’s restaurant licence could be transferred to the Tenant, all costs of this transfer shall be borne by the Tenant. The Landlord does not warrant that the said restaurant licence could be transferred successfully to the Tenant.	EX.TENANT’S RESTAURANT LICENCE

(25)	No person other than the Landlord and the Tenant (which includes its successors and assigns) will have any right under the Contracts (Rights of Third Parties) Ordinance to enforce or enjoy the benefit of any of the provision of this Agreement.	Contracts (Rights of Third Parties) ordinance

(26)	It is hereby declared that the Building include (a) communal podium garden for non-domestic building and (b) office for management staff such that the communal podium garden under the Building footprint and the office for management staff will be designated and treated as “common parts” of the Building.	COMMON PARTS

(27)	This Agreement shall be governed by the laws of Hong Kong SAR and the parties hereby agree to submit themselves to the non-exclusive jurisdiction of the Courts of the Hong Kong SAR.	GOVERNING LAW

THE FIRST SCHEDULE ABOVE REFERRED TO

THE TENANT

Name of Tenant	:	EAST HARMONY LIMITED

Registered Office	:	Flat B, 6th Floor, Block 2, Golden Dragon Industrial Centre, 162-170 Tai Lin Pai Road, Kwai Chung, New Territories, Hong Kong

Business Registration No.	:	76729129

THE SECOND SCHEDULE ABOVE REFERRED TO

THE PREMISES

ALL THAT Premises A of 10th Floor, One Pacific Centre, No. 414 Kwun Tong Road (the “Building”), Kowloon, Hong Kong erected and standing on The Remaining Portion of Kun Tong Inland Lot No. 20 (in this Agreement called the “Premises”) and for the purpose of identification only as more particularly delineated and described on the floor plan hereto annexed and thereon coloured pink.

THE THIRD SCHEDULE ABOVE REFERRED TO

THE TERM

THREE (3) YEARS commencing on the 1st day of December 2024 (in this Agreement called the “Commencement Date”) and expiring on the 30th day of November 2027 (the “Term”) with an Option to renew for a further term of THREE (3) years in the manner set out in Clause (17) of Section X hereto.

THE FOURTH SCHEDULE ABOVE REFERRED TO

PART I

THE RENT

PERIOD	RENT PAYABLE (in HK$ per calendar month exclusive of Management Fee, Government Rent, Government Rates and any other_outgoings)

From:	1st December 2024	HK$145,000.00

To:	30th November 2025

From:	1st December 2025	HK$165,000.00

To:	30th November 2026

From:	1st December 2026	HK$185,000.00

To:	30th November 2027

PART II

MANAGEMENT FEE

DOLLARS FIFTY-THREE THOUSAND AND EIGHT HUNDRED AND FIFTY-SIX ONLY ($53,856.00) Hong Kong Currency per calendar month. Management Fee shall be payable in advance without any deduction or set off whatsoever on the 1st day of each and every calendar month and the Management Fee is subject to reasonable revision as specified by the Landlord’s prior written notice from time to time during the Term. When the term of tenancy does not commence on the 1st day of a month, the Landlord may require the Tenant to pay Management Fee for the particular month on a pro-rata basis, namely from the Commencement Date to the end of the particular month, and thereafter the Tenant shall pay Management Fee on the 1st day of each calendar month but the Management Fee for the last month of the Term shall be apportioned on a pro-rata basis. Subject to the punctual payment of the Rent and Management Fee by the Tenant, the Landlord will use its best endeavour to cause the Manager of the Building to provide Central Air-Conditioning Services supply to the Premises (whenever the same shall be operating) as follows:-

Mondays to Sundays	08:00 a.m. – 11:59 p.m. (except Chinese New Year Holidays)

(hereinafter called the “normal air-conditioning supply hours”)

There will be no air-conditioning supply during Chinese New Year Holidays, i.e., the first, second and third day of the Lunar New Year except prior arrangement has been reached between the parties hereto in writing.

For the avoidance of doubt there will be no air-conditioning supply to the Premises outside the normal air-conditioning supply hours except prior arrangement has been reached between the parties hereto in writing.

PART III

COSTS AND EXPENSES

(1)	The Management Fee shall include all costs determined by the Landlord to be necessary or convenient in order to manage and maintain the Building as a high class commercial building as the Landlord shall decide. Without limiting the generality of the foregoing such costs and expenses shall include the following, if they are provided:

(i)	The cleansing of all common areas lobbies and signs of the Building whether external or internal.

(ii)	The lighting of all common areas lobbies and signs of the Building whether external or internal.

(iii)	Maintenance and repairs of and to the common areas of the Building and its exterior all approach ways and other facilities at on or for the benefit of the Building its tenants and users thereof excluding the cost of any structural work and the cost of any work the payment of which is the responsibility of a particular tenant or occupier of the Building.

(iv)	Gardening and landscaping expenses in and around the Building incurred by the Landlord.

(v)	Maintenance and repairs of and to the security systems installed at and within the Building.

(vi)	Costs and expenses of providing staff at and for the benefit of the Building including the Manager and supporting staff building supervisors caretakers guards and maintenance operatives as deemed necessary at the Landlord’s absolute discretion.

(vii)	The cost of providing, establishing and maintaining of a sum for contingencies, a sinking fund or funds to meet expenditure of a capital and/or non-recurrent nature.

(viii)	The cost of purchasing or hiring all necessary plant, equipment and machinery including the cost of providing, operating, maintaining, servicing and replacing as necessary a computer or other system to monitor and control the management of the Building.

(ix)	All running costs including electricity and any other source of power used in respect of air-conditioning ventilation heating or cooling plant and equipment condenser water supply system lifts and any other mechanical services and appurtenances installed by the Landlord in the common areas or elsewhere in the Building the cost of which is not the responsibility of the individual tenants of the Building under the terms of their Lease/Tenancy Agreement.

(x)	All maintenance and repair costs in respect of air-conditioning ventilation heating or cooling plant and equipment condenser water supply system lifts and any other mechanical services and appurtenances installed by the Landlord in the common areas or elsewhere in the Building the cost of which is not the responsibility of the individual tenants of the Building under the terms of their Lease/Tenancy Agreement.

(xi)	Cost of refuse removal and disposal.

(xii)	All Government rates assessed to be paid in respect of any common and/or reserve areas at the Building.

(xiii)	All premia payable for any insurance policy of the Building.

(xiv)	The cost of festive decorations to the common and/or reserved areas of the Building.

(xv)	All costs and expenditures incurred by the Landlord in the running and management of the Building which said costs and expenditures shall include the remuneration of the Landlord when undertaking the management of the Building or that of the Management Company employed by the Landlord in providing services for the same.

(xvi)	All Management Fee and any other charges and moneys as are attributable and payable by the owner of the Building under the terms of the Deed of Mutual Covenant (if any).

(xvii)	All costs and expenditures which are, in the absolute discretion of the Landlord, necessary and incidental to the management and operation of the Building.

(2)	The Landlord shall as soon as possible before the commencement of each financial year (to be determined from time to time at the Landlord’s discretion) ascertain the amount payable by the Tenant in the proportion of the Tenant’s current monthly Management Fee payable to the total amount of monthly Management Fee collectable from the occupiers of the Building and shall notify the Tenant of such amount. Without limiting the foregoing, the Landlord may vary the basis for the assessment of the Management Fee or the percentage of Management Fee for which the Tenant is liable.

(3)	The Tenant shall on the first day of each calendar month pay to the Landlord a sum representing one-twelfth of the maintenance management and operation charges payable by the Tenant in respect of each current financial year.

(4)	On each occasion on which the Landlord shall increase the Management Fee reasonably under the terms of Clause (3) of Section II of this Agreement it shall determine the revised amount payable by the Tenant in respect of such revision.

(5)	After the end of each financial year the Tenant shall within 14 days of notification thereof pay to the Landlord any Management Fee or any balance thereof found to be payable by the Tenant.

(iv)	Gardening and landscaping expenses in and around the Building incurred by the Landlord.

(v)	Maintenance and repairs of and to the security systems installed at and within the Building.

(vi)	Costs and expenses of providing staff at and for the benefit of the Building including the Manager and supporting staff building supervisors caretakers guards and maintenance operatives as deemed necessary at the Landlord’s absolute discretion.

(vii)	The cost of providing, establishing and maintaining of a sum for contingencies, a sinking fund or funds to meet expenditure of a capital and/or non-recurrent nature.

(viii)	The cost of purchasing or hiring all necessary plant, equipment and machinery including the cost of providing, operating, maintaining, servicing and replacing as necessary a computer or other system to monitor and control the management of the Building.

(ix)	All running costs including electricity and any other source of power used in respect of air-conditioning ventilation heating or cooling plant and equipment condenser water supply system lifts and any other mechanical services and appurtenances installed by the Landlord in the common areas or elsewhere in the Building the cost of which is not the responsibility of the individual tenants of the Building under the terms of their Lease/Tenancy Agreement.

(x)	All maintenance and repair costs in respect of air-conditioning ventilation heating or cooling plant and equipment condenser water supply system lifts and any other mechanical services and appurtenances installed by the Landlord in the common areas or elsewhere in the Building the cost of which is not the responsibility of the individual tenants of the Building under the terms of their Lease/Tenancy Agreement.

(xi)	Cost of refuse removal and disposal.

(xii)	All Government rates assessed to be paid in respect of any common and/or reserve areas at the Building.

(xiii)	All premia payable for any insurance policy of the Building.

(xiv)	The cost of festive decorations to the common and/or reserved areas of the Building.

(xv)	All costs and expenditures incurred by the Landlord in the running and management of the Building which said costs and expenditures shall include the remuneration of the Landlord when undertaking the management of the Building or that of the Management Company employed by the Landlord in providing services for the same.

(xvi)	All Management Fee and any other charges and moneys as are attributable and payable by the owner of the Building under the terms of the Deed of Mutual Covenant (if any).

(xvii)	All costs and expenditures which are, in the absolute discretion of the Landlord, necessary and incidental to the management and operation of the Building.

(2)	The Landlord shall as soon as possible before the commencement of each financial year (to be determined from time to time at the Landlord’s discretion) ascertain the amount payable by the Tenant in the proportion of the Tenant’s current monthly Management Fee payable to the total amount of monthly Management Fee collectable from the occupiers of the Building and shall notify the Tenant of such amount. Without limiting the foregoing, the Landlord may vary the basis for the assessment of the Management Fee or the percentage of Management Fee for which the Tenant is liable.

(3)	The Tenant shall on the first day of each calendar month pay to the Landlord a sum representing one-twelfth of the maintenance management and operation charges payable by the Tenant in respect of each current financial year.

(4)	On each occasion on which the Landlord shall increase the Management Fee reasonably under the terms of Clause (3) of Section II of this Agreement it shall determine the revised amount payable by the Tenant in respect of such revision.

(5)	After the end of each financial year the Tenant shall within 14 days of notification thereof pay to the Landlord any Management Fee or any balance thereof found to be payable by the Tenant.

PART IV

AMOUNT OF THIRD PARTY INSURANCE	INSURANCE

HK$30,000,000.00

PART V

DEPOSIT

Amount of the Deposit referred to in Clause (1) of Section IX:

DOLLARS ONE MILLION AND TWO HUNDRED AND SIXTY-ONE THOUSAND AND FOUR HUNDRED AND EIGHTY ONLY ($1,261,480.00) Hong Kong Currency	DEPOSIT

THE FIFTH SCHEDULE ABOVE REFERRED TO

LANDLORD’S FIXTURES AND FITTINGS

The Premises shall be handed over in a “as-is” condition to the Tenant by the Landlord on the Commencement Date with all the existing decorations, furniture and fittings remained by the ex-tenant of the Premises. The Landlord is not responsible for the repair of any existing decorations, furniture and fittings. Subject to an approval or consent of the Landlord, such existing decorations, furniture and fittings shall be removed, demolished or modified by and at the cost of the Tenant.

THE SIXTH SCHEDULE ABOVE REFERRED TO

USER

Restricted to use the Premises for the purpose of a restaurant only and for no other purpose whatsoever.

AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED by	)
)
for and on behalf of the Landlord whose	)
signature is verified by :-)

Solicitor, Hong Kong SAR

SIGNED by	)

/s/ Kwan Suk Yee
Kwan Suk Yee	)
for and on behalf of the Tenant in the	)
presence of:-)

/s/ Yu Wing Sang, Wilson	I HEREBY VERIFY the signature of
Yu Wing Sang, Wilson	YU WING SANG,WILSON
Legal Executive
Messrs. Kitty So & Tong
Solicitors, Hong Kong SAR

RECEIVED on or before the day and year	)
first above written of and from the Tenant the	)
sum of DOLLARS ONE MILLION AND	)
TWO HUNDRED AND SIXTY-ONE ))
THOUSAND AND FOUR HUNDRED AND	)
EIGHTY ONLY Hong Kong Currency being	)
the Deposit money above expressed to be paid	)
by the Tenant to the Landlord.	)	HK$1,261,480.00

10/F

FOR IDENTIFICATION ONLY NOT TO SCALE